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                                                                       EXHIBIT 2

                     GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
                                 40 ROWES WHARF
                                BOSTON, MA 02110

                                               September 22, 2004

GMO Trust
40 Rowes Wharf
Boston, MA 02110

Ladies and Gentlemen:

      Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability company and investment adviser (the "Adviser") to GMO Trust, a Massachusetts business trust (the "Trust"), hereby agrees that effective September 23, 2004, in connection with the name, objective, and strategy change of the GMO Asia Fund (the "Fund"), its compensation for services rendered under the Management Contract executed as of February 11, 1998 between the Trust, on behalf of the Fund, and the Adviser, for facilities furnished, and for the expenses borne by the Manager pursuant to Section 1 of such Management Contract, are permanently reduced from an annual rate of 0.81% of the Fund's average daily net asset value to an annual rate of 0.40% of the Fund's average daily net asset value.

                                              Sincerely,

                                              GRANTHAM, MAYO,
                                              VAN OTTERLOO & CO. LLC

                                              By: __________________________
                                                  Name:  William R. Royer
                                                  Title: General Counsel

The foregoing is hereby
accepted and agreed.

GMO TRUST

By: __________________________________
    Name:  Elaine M. Hartnett
    Title: Vice President and Secretary